UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 8, 2010

TEUCRIUM COMMODITY TRUST
(Exact name of registrant as specified in its charter)
Delaware	001-34765	61-1604335
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
232 Hidden Lake Road, Building A Brattleboro, Vermont 05301
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code	(802) 257-1617
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Teucrium Trading, LLC (the “Sponsor”), the Sponsor of the Teucrium Corn Fund (the “Fund”), a series of the Teucrium Commodity Trust, has determined to make certain changes and clarifications to facilitate the continued creation of creation baskets of the Fund’s shares (“Creation Baskets”) and the continued redemption of redemption baskets of the Fund’s shares (“Redemption Baskets”) to the extent practicable when daily price limits imposed by the Chicago Board of Trade (“CBOT”) for corn futures contracts are in effect.  Specifically, these changes relate to the procedures pursuant to which the Fund’s daily net asset value (“NAV”) is determined in these circumstances and the Fund’s investments when such price fluctuation limits are in effect.  The Sponsor believes that these changes are in the best interests of Fund shareholders because it believes that the continuance of activity with respect to Creation Baskets and Redemption Baskets is in the best interests of shareholders.

When a particular Corn Futures Contract closes at its price fluctuation limit on a day when a creation or redemption order is received, the “fair value” of the Corn Futures Contract may be used in determining the NAV for that day.  In these circumstances, the fair value of a Corn Futures Contract will be determined by the Sponsor in good faith and in a manner that assesses the Corn Futures Contract’s value based on a consideration of all available facts and all available information on the valuation date.  Any fair value determination will attempt to estimate the price at which such Corn Futures Contract would be trading in the absence of the price fluctuation limit (either above such limit when an upward limit has been reached or below such limit when a downward limit has been reached).  Typically, this estimate will be made primarily by reference to the price of comparable over-the-counter transactions that are based on the price of corn or Corn Futures Contracts.  Fair valuation will enable Creation Basket and Redemption Basket activity to continue based on an NAV that best approximates the actual value of the Corn Futures Contracts held by the Fund.  However, the fair value of a Corn Futures Contract may not reflect such security’s market value or the amount that the Fund might reasonably expect to receive for the Corn Futures Contract upon its current sale.

If orders for Creation Baskets are accepted in these circumstances, the acquisition of the Corn Futures Contracts that make up the Fund’s benchmark (three Corn Futures Contracts traded on the CBOT) with the proceeds of the sale of the Creation Basket may not be possible, in which case the Sponsor will seek other appropriate investments for the proceeds that will enable the Fund to track the performance of the benchmark.  In these circumstances, the Sponsor may purchase for the Fund exchange-traded options on a Corn Futures Contract that can be exercised at a price well below the current price of the Corn Futures Contract (i.e., options that are “deep in-the-money”), because the performance of such options can be expected to approximate that of the underlying Corn Futures Contract and options are not subject to price fluctuation limits.  If, on the other hand, an over-the-counter position is entered into with the proceeds of a sale of a Creation Basket, such over-the-counter position will be closed out as soon as practicable consistent with the best interests of shareholders once the relevant Corn Futures Contract is no longer trading at its price fluctuation limit.

If orders for Redemption Baskets are accepted when price fluctuation limits are in effect, it may be necessary for the Sponsor to generate cash by closing out existing positions of the Fund in Corn Futures Contracts when, because of such price fluctuation limits, closing out such positions on the CBOT is not possible.  Therefore, the Sponsor may in these circumstances enter into an arrangement with a counterparty whereby the counterparty assumes the Fund’s position under the Corn Futures Contract, a comparable over-the-counter position is entered into with the counterparty, and the over-the-counter position is then closed out to generate the necessary cash.

Notwithstanding the above, there can be no assurance that the Sponsor will be able to find appropriate investments for the proceeds of a Creation Basket or to convert its Corn Futures Contracts to over-the-counter positions to meet a redemption order.  In those cases, creation and/or redemption orders may be rejected and the Fund’s Corn Futures Contracts may not be fair valued.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEUCRIUM COMMODITY TRUST
	By:	Teucrium Trading, LLC, its sponsor
Date: November 8, 2010	By:	/s/ Dale Riker
	Name:	Dale Riker
	Title:	Treasurer and Secretary